Exhibit 99.3

Non-GAAP Financial Measures

The United States Securities and Exchange Commission requires public companies, such as Energen Corporation (the Company), to reconcile Non-GAAP (GAAP refers to generally accepted accounting principles) financial measures to related GAAP measures. After-tax Cash Flows and Adjusted Cash Flows from Operations Excluding Alabama Gas Corporation (Alagasco) are Non-GAAP financial measures. Energen believes after-tax cash flows are relevant because they are a measure of cash available to fund the Company’s capital expenditures, dividends, debt reduction, and other investments. Similarly, Adjusted Cash Flows from Operations Excluding Alagasco reflect comparable information specific to the Company’s non-regulated activities.

Reconciliation To GAAP Information

($ in millions)

	Years Ended 12/31
	2008 Actual	2009 Estimate (e)
Net Income (GAAP)	322	222	—	252
Depreciation, depletion and amortization	188	223	—	223
Deferred income taxes, net	188	53	—	53

After-tax Cash Flows (Non-GAAP)	698	498	—	528
Changes in assets and liabilities and other adjustments	(103)	96	—	96

Net Cash Provided by Operating Activities (GAAP)	595	594	—	624

Reconciliation To GAAP Information

($ in millions)

	Years Ended 12/31
	2008 Actual	2009 Estimate (e)
Net Cash Provided by Operating Activities (GAAP)	595	594	—	624
Changes in assets and liabilities and other adjustments	103	(96)	—	(96)

After-tax Cash Flow (Non-GAAP)	698	498	—	528
Less: AGC cash flows from operations and other	(133)	(81)	—	(81)

Adj. Cash Flows from Operations Excluding Alagasco (Non-GAAP)	565	417	—	447

(e)

This estimate is a “forward-looking statement” as defined by the Securities and Exchange Commission. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A discussion of risks and uncertainties, which could affect future results of Energen and its subsidiaries, is included in the Company’s periodic reports filed with the Securities and Exchange Commission.